Exhibit 4.25

EXECUTION 3 September 2010

OPTION CANCELLATION AGREEMENT

amongst

ARMGOLD/HARMONY FREEGOLD JOINT VENTURE (PROPRIETARY) LIMITED

and

WITWATERSRAND CONSOLIDATED GOLD RESOURCES LIMITED

and

HARMONY GOLD MINING COMPANY LIMITED

TABLE OF CONTENTS

1	PARTIES	1
2	INTERPRETATION	1
3	INTRODUCTION	6
4	CONDITIONS PRECEDENT	7
5	CANCELLATION	10
6	DISCHARGE OF THE CONSIDERATION	10
7	LOCK-UP	11
8	WAIVER	11
9	INTEREST	12
10	GENERAL WARRANTIES	12
11	PUBLICITY	13
12	BREACH	14
13	DISPUTE RESOLUTION	14
14	NOTICES AND DOMICILIA	16
15	BENEFIT OF THE AGREEMENT	17
16	APPLICABLE LAW AND JURISDICTION	17
17	GENERAL	17
18	COSTS	19
19	SIGNATURE	19

ANNEXURES

ANNEXURE “1” : DIAGRAM DEPICTING THE EXPLORATION ASSETS

ANNEXURE “2” : REGISTERED DESCRIPTION OF THE EXPLORATION ASSETS

ANNEXURE “3” : DIAGRAM DEPICTING THE MILLO AREA

ANNEXURE “4” : REGISTERED DESCRIPTION OF THE MILLO AREA

ANNEXURE “5” : DIAGRAM DEPICTING THE TWEEPAN AREA

ANNEXURE “6” : REGISTERED DESCRIPTION OF THE TWEEPAN AREA

ANNEXURE “7” : OPTION AGREEMENT

ANNEXURE “8” : WAIVER

1	PARTIES

1.1	The Parties to this Agreement are –

1.1.1	ARMGold/Harmony Freegold Joint Venture Company (Proprietary) Limited;

1.1.2	Witwatersrand Consolidated Gold Resources Limited; and

1.1.3	Harmony Gold Mining Company Limited.

1.2	The Parties agree as set out below.

2	INTERPRETATION

2.1	In this Agreement, unless the context indicates a contrary intention, the following words and expressions bear the meanings assigned to them and cognate expressions bear corresponding meanings –

2.1.1	“AFSA” means the Arbitration Foundation of Southern Africa;

2.1.2	“Agreement” means the agreement contained in this document, including all annexures hereto;

2.1.3	“Companies Act” means the Companies Act, No 61 of 1973;

2.1.4	“Conditions Precedent” means the conditions precedent set out in clause 4;

2.1.5	“Consideration” means an amount equal to R275.000.000 (two hundred and seventy five million rand) exclusive of VAT thereon;

2.1.6	“Consideration Shares” means such number of Wits Gold Shares as may be allotted and issued to Freegold by Wits Gold in terms of the provisions of clause 6;

2.1.7	“Dispose” means sell, lease, licence, transfer, loan or otherwise dispose (whether by a voluntary or involuntary single transaction or series of transactions);

2.1.8	“Effective Date” means the 3rd (third) business day after the date on which the last in time of the Conditions Precedent to be fulfilled or waived, is fulfilled or waived, as the case may be;

2.1.9	“Exploration Assets” means the prospecting right held by Wits Gold in and to a certain prospecting area bearing DMR reference number FS 30/5/1/1/2/76 PR, as depicted by the area shaded in yellow on the diagram attached hereto as annexure “1”, the registered description of which is listed in annexure “2”;

2.1.10	“Freegold” means ARMGold/Harmony Freegold Joint Venture Company (Proprietary) Limited, registration number 2001/029602/07, a limited liability private company duly incorporated in the Republic of South Africa;

2.1.11	“Freegold’s Designated Account” means the bank account nominated by Freegold, the details of which are set out below, or such other account as Freegold may designate in writing on 5 (five) business days notice to Wits Gold –

Name of Account:	Harmony Gold Mining Company Current Account
Bank:	Nedbank Limited
Branch:	Corporate Client Services
Branch Code:	145405
Account Number:	454115866

2.1.12	“Freegold Option” means the option granted by Wits Gold to Freegold in terms of clause 9 of the Option Agreement;

2.1.13	“Harmony” means Harmony Gold Mining Company Limited, registration number 1950/038232/06, a limited liability public company duly incorporated in the Republic of South Africa;

2.1.14	“JSE” means JSE Limited, registration number 2005/022939/06, a limited liability public company duly incorporated in the Republic of South Africa and licensed as an exchange under the Securities Services Act, 2001;

2.1.15	“Listings Requirements” means the Listings Requirements of the JSE;

2.1.16	“Lydex” means Lydenburg Exploration Limited, registration number 1998/001853/06, a limited liability public company duly incorporated in the Republic of South Africa;

2.1.17	“Merriespruit South Area” means the “Merriespruit South Area” as that term is defined in the Mining Right Abandonment Agreement;

2.1.18	“Milio Area” means the area shaded in pink on the diagram attached hereto as annexure “3”, the registered description of which is listed in annexure “4”;

2.1.19	“Mining Right Abandonment Agreement” means the mining right abandonment agreement entered into, or to be entered into, between Harmony and Wits Gold, in terms of which Harmony abandons that portion of its mining right pertaining to the Merriespruit South Area;

2.1.20	“Option Agreement” means the memorandum of agreement entered into between Wits Gold and Freegold on 29 April 2004, in terms of which, inter alia, Wits Gold granted the Freegold Option to Freegold, a copy of which agreement is attached hereto as annexure “7”;

2.1.21	“Participation Rights” means all forms of economic and financial participation in the form of participation rights, subscription rights, net vendor consideration rights or royalty rights in or to the Exploration Assets, the Merriespruit South Area, the Tweepan Area and/or the Millo Area;

2.1.22	“Parties” means the parties to this Agreement;

2.1.23	“Prime Rate” means the publicly quoted basic rate of interest, compounded monthly in arrears and calculated on a 365 (three hundred and sixty five) day year irrespective of whether or not the year is a leap year, from time to time published by Nedbank Limited as being its prime overdraft rate, as certified by any representative of that bank whose appointment and designation it shall not be necessary to prove;

2.1.24	“Signature Date” means the date of signature of this Agreement by the Party last in time signing;

2.1.25	“Tweepan Area” means the area shaded in blue, on the diagram attached hereto as annexure “5”, the registered description of which is listed in annexure “6”;

2.1.26	“VAT” means value-added tax as levied from time to time in terms of the Value-Added Tax Act, 1991;

2.1.27	“VWAP” means R62.84 (sixty two rand and eighty four cents) per Wits Gold Share;

2.1.28	“Wits Gold” means Witwatersrand Consolidated Gold Resources Limited, registration number 2002/031365/06, a limited liability public company duly incorporated in the Republic of South Africa (formerly Witwatersrand Consolidated Gold Resources (Proprietary) Limited); and

2.1.29	“Wits Gold Shares” means ordinary shares in the share capital of Wits Gold with a par value of R0.01 (one cent) each.

2.2	In this Agreement –

2.2.1	clause headings and the heading of the Agreement are for convenience only and are not to be used in its interpretation;

2.2.2	an expression which denotes –

2.2.2.1	any gender includes the other genders;

2.2.2.2	a natural person includes a juristic person and vice versa;

2.2.2.3	the singular includes the plural and vice versa; and

2.2.2.4	a Party includes a reference to that Party’s successors in title and assigns allowed at law.

2.3	Any reference in this Agreement to –

2.3.1	“business hours” shall be construed as being the hours between 08h30 and 17h00 on any business day. Any reference to time shall be based upon South African Standard Time;

2.3.2	“days” shall be construed as calendar days unless qualified by the word “business”, in which instance a “business day” will be any day other than a Saturday, Sunday or public holiday as gazetted by the government of the Republic of South Africa from time to time;

2.3.3	“law” means any law of general application and includes the common law and any statute, constitution, decree, treaty, regulation, directive, ordinance, by- law, order or any other enactment of legislative measure of government (including local and provincial government) statutory or regulatory body which has the force of law;

2.3.4	“person” means any person, company, close corporation, trust, partnership or other entity whether or not having separate legal personality; and

2.3.5	“writing” means legible writing and in English.

2.4	The words “include” and “including” mean “include without limitation” and “including without limitation”. The use of the words “include” and “including” followed by a specific example or examples shall not be construed as limiting the meaning of the general wording preceding it.

2.5	Any substantive provision, conferring rights or imposing obligations on a Party and appearing in any of the definitions in this clause 2 or elsewhere in this Agreement, shall be given effect to as if it were a substantive provision in the body of the Agreement.

2.6	Words and expressions defined in any clause shall, unless the application of any such word or expression is specifically limited to that clause, bear the meaning assigned to such word or expression throughout this Agreement.

2.7	Unless otherwise provided, defined terms appearing in this Agreement in title case shall be given their meaning as defined, while the same terms appearing in lower case shall be interpreted in accordance with their plain English meaning.

2.8	A reference to any statutory enactment shall be construed as a reference to that enactment as at the Signature Date and as amended or substituted from time to time.

2.9	Unless specifically otherwise provided, any number of days prescribed shall be determined by excluding the first and including the last day or, where the last day falls on a day that is not a business day, the next succeeding business day.

2.10	If the due date for performance of any obligation in terms of this Agreement is a day which is not a business day then (unless otherwise stipulated) the due date for performance of the relevant obligation shall be the immediately preceding business day.

2.11	Where figures are referred to in numerals and in words, and there is any conflict between the two, the words shall prevail, unless the context indicates a contrary intention.

2.12	The rule of construction that this Agreement shall be interpreted against the Party responsible for the drafting of this Agreement, shall not apply.

2.13	No provision of this Agreement shall (unless otherwise stipulated) constitute a stipulation for the benefit of any person (stipulatio alteri) who is not a Party to this Agreement.

2.14	The use of any expression in this Agreement covering a process available under South African law, such as winding-up, shall, if either of the Parties to this Agreement is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such other jurisdiction.

2.15	Any reference in this Agreement to “this Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document, as amended, varied, novated or supplemented from time to time.

2.16	In this Agreement the words “clause” or “clauses” and “annexure” or “annexures” refer to clauses of and annexures to this Agreement.

3	INTRODUCTION

3.1	Freegold was granted the Freegold Option by Wits Gold in terms of the provisions of the Option Agreement.

3.2	In terms of the Option Agreement, Wits Gold was to conduct at its sole cost, an appropriate exploration programme over the Properties (as that term is defined in the Option Agreement) with the intention of establishing a mine or mines on such Properties (“Mine(s)”).

3.3	The Freegold Option entitled Freegold, or its nominee, to acquire a beneficial interest of up to 40% (forty percent) in the Mine(s).

3.4	Upon the exercise of the Freegold Option, Freegold and Wits Gold would have been deemed to have concluded a joint venture in respect of the Mine(s) (“Joint Venture”), on the basis that, inter alia:

3.4.1	Freegold would reimburse Wits Gold in cash for 40% (forty percent) of the actual cost of the exploration programme and feasibility study plus VAT thereon, incurred by Wits Gold, in consideration for Freegold’s 40% (forty percent) interest in the Joint Venture; and

3.4.2	all costs and profits related to the Joint Venture would be shared by Freegold and Wits Gold in proportion to their respective interests in the Joint Venture from time to time.

3.5	Wits Gold wishes to be able, on establishment of the Mine(s), to conduct mining operations on a basis other than in joint venture with Freegold as contemplated in the Option Agreement which would not be possible if Freegold exercised the Freegold Option.

3.6	The Parties have agreed to the cancellation of the Freegold Option, with effect from the Effective Date, on the terms and subject to the conditions herein contained.

3.7	The Parties wish to record in writing their agreement in respect of the above and matters ancillary thereto.

4	CONDITIONS PRECEDENT

4.1	Save for clauses 1 to 4, and clauses 10 to 19 all of which will become effective immediately, this Agreement is subject to the fulfilment of the Conditions Precedent that –

4.1.1	the Mining Right Abandonment Agreement shall have been entered into contemporaneously with this Agreement;

4.1.2	by not later than 17h00 on 13 September 2010, Wits Gold shall have received a certified copy of resolutions of the board of directors of Freegold –

4.1.2.1	approving and, where applicable, ratifying the entering into of this Agreement;

4.1.2.2	authorising a specified person or persons to execute this Agreement and, where applicable, ratifying the execution of this Agreement by such specified person or persons; and

4.1.2.3	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this Agreement;

4.1.3	by not later than 17h00 on 13 September 2010, Freegold shall have received a certified copy of resolutions of the board of directors of Wits Gold –

4.1.3.1	approving and, where applicable, ratifying the entering into of this Agreement;

4.1.3.2	allotting and issuing the Consideration Shares to Freegold on the Effective Date, conditional on the fulfilment of the Condition Precedent contained in clause 4.1.5 and on Wits Gold electing to discharge the Consideration, wholly or in part, by the allotment and issue of the Consideration Shares;

4.1.3.3	authorising a specified person or persons to execute this Agreement and, where applicable, ratifying the execution of this Agreement by such specified person or persons; and

4.1.3.4	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this Agreement, including the allotment and issue, if so decided by Wits Gold, of the Consideration Shares to Freegold;

4.1.4	by not later than 17h00 on 13 September 2010, Harmony and Lydex shall have waived any Participation Rights which they have by signing a waiver substantially similar to the waiver attached hereto as annexure “8”; and

4.1.5	by not later than 17h00 on 5 November 2010, the shareholders of Wits Gold have passed resolutions in general meeting in accordance with the provisions of the Companies Act and the Listings Requirements –

4.1.5.1	placing at least 4,376,194 (four million three hundred and seventy six thousand and one hundred and ninety four) Wits Gold Shares under the control of the directors of Wits Gold; and

4.1.5.2	authorising the directors of Wits Gold to allot and issue a maximum of 4,376,194 (four million three hundred and seventy six thousand one hundred and ninety four) Wits Gold Shares –

4.1.5.2.1	to Freegold in accordance with the provisions of this Agreement, as a specific approval in terms of section 221 of the Companies Act; or

4.1.5.2.2	pursuant to a rights offer or a vendor consideration placing in terms of the Listings Requirements; and

4.1.6	by not later than 17h00 on 5 November 2010, the Toronto Stock Exchange has, to the extent required in terms of the rules of the Toronto Stock Exchange, approved the allotment and issue of the Consideration Shares.

4.2	Freegold shall use commercially reasonable endeavours to procure the fulfilment of the Condition Precedent contained in clause 4.1.2, as soon as reasonably possible and in any event prior to the expiry of the relevant time period set out in that clause and furnish to Wits Gold documents evidencing the fulfilment of such Condition Precedent.

4.3	Harmony shall use commercially reasonable endeavours to procure the fulfilment of the Condition Precedent contained in clause 4.1.4 as soon as reasonably possible and in any event prior to the expiry of the relevant time period set out in that clause and furnish to Wits Gold documents evidencing the fulfilment of such Condition Precedent;

4.4	Wits Gold shall use commercially reasonable endeavours to procure the fulfilment of the Conditions Precedent contained in clauses 4.1.3, 4.1.5 and 4.1.6 as soon as reasonably possible and in any event prior to the expiry of the relevant time periods set out in those clauses and furnish to Freegold documents evidencing the fulfilment of such Conditions Precedent.

4.5	All Parties shall use commercially reasonable endeavours and the Parties will co- operate in good faith to procure the fulfilment of the Condition Precedent contained in clause 4.1.1 on the Signature Date.

4.6	The Conditions Precedent set out in –

4.6.1	clauses 4.1.2, 4.1.4 and 4.1.6 have been inserted for the benefit of Wits Gold which will be entitled to waive fulfilment of any of the said Conditions Precedent, in whole or in part, on written notice to Freegold prior to the expiry of the relevant time periods set out in those clauses;

4.6.2	clause 4.1.3 has been inserted for the benefit of Freegold which will be entitled to waive fulfilment of such Condition Precedent, in whole or in part, on written notice to Wits Gold prior to the expiry of the relevant time period set out in that clause; and

4.6.3	clauses 4.1.1 and 4.1.5 have been inserted for the benefit of the Parties who will be entitled to waive fulfilment of any of the said Conditions Precedent, in whole or in part, by written agreement prior to the expiry of the relevant time period set out in those clauses.

4.7	Unless all the Conditions Precedent have been fulfilled or waived by not later than the relevant dates for fulfilment thereof set out in clause 4.1 (or such later date or dates as may be agreed in writing amongst the Parties) the provisions of this Agreement, save for clauses 1 to 4, and clauses 10 to 19, which will remain of full force and effect, will never become of any force or effect and the status quo ante will be restored as near as may be and neither of the Parties will have any claim against the other in terms hereof or arising from the failure of the Conditions Precedent, save for any claims arising from a breach of clause 4.2, or clause 4.4 and/or clause 4.5.

5	CANCELLATION

For the reasons set out in clauses 3.2 to 3.6, the Parties hereby agree to the cancellation of the Freegold Option, with effect from the Effective Date, against discharge of the Consideration and the payment of VAT by Wits Gold in accordance with the provisions of clause 6.

6	DISCHARGE OF THE CONSIDERATION

6.1	The Consideration shall be discharged by Wits Gold on the Effective Date at Wits Gold’s election by –

6.1.1	payment to Freegold of an amount in cash equal to the Consideration; or

6.1.2	way of the allotment and issue to Freegold by Wits Gold of 4,376,194 (four million three hundred and seventy six thousand and one hundred and ninety four) Wits Gold Shares, and the delivery to Freegold of a share certificate in respect thereof; or

6.1.3	payment to Freegold of an amount equal to such amount in cash as may be determined by Wits Gold (“Cash Amount”) and by way of the allotment and issue to Freegold by Wits Gold of such number of Wits Gold Shares as is determined by dividing the sum of R275.000.000 (two hundred and seventy five million rand) less the Cash Amount, by the VWAP and the delivery to Freegold of a share certificate in respect thereof.

6.2	Wits Gold shall at the same time as the Consideration is discharged in accordance with the provisions of clause 6.1, pay to Freegold an amount equal to the VAT payable on the Consideration against presentation by Freegold to Wits Gold of a VAT invoice in respect thereof.

6.3	Wits Gold undertakes to update the share register of Wits Gold to reflect Freegold as the registered holder of the Consideration Shares within 24 (twenty four) hours from the Effective Date.

6.4	All cash payments to be made in terms of this Agreement will be made by electronic transfer of immediately available and freely transferable funds to Freegold’s Designated Account, free of any deductions or set-off whatsoever, in the currency of the Republic of South Africa.

7	LOCK-UP

7.1	In the event that any portion of the Consideration is settled by the allotment and issue of Wits Gold Shares to Freegold, Freegold shall not be entitled to Dispose of all or any of the Consideration Shares –

7.1.1	for a period of 180 (one hundred and eighty) days after the Effective Date (“Lock-Up Period”), without the prior written consent of Wits Gold; and

7.1.2	until the first anniversary of the expiration of the Lock-Up Period, without having first consulted with Wits Gold in regard to such intended Disposal at least 15 (fifteen) business days prior to Disposing of the said Consideration Shares. For the avoidance of doubt, it is agreed that Freegold shall have complied with its obligations to consult with Wits Gold in terms of this clause 7.1.2 if it has informed Wits Gold of its intention to Dispose of the said Consideration Shares within the prescribed period and has considered any alternative proposals which may be made by Wits Gold.

7.2	Freegold shall not be entitled to pledge and cede the Consideration Shares to a third party as security during the Lock-Up Period, without the prior written consent of Wits Gold.

8	WAIVER

8.1	Harmony hereby warrants to and in favour of Wits Gold that, as at the Signature Date, none of its subsidiaries, other than Lydex, holds any Participation Rights.

8.2	If it transpires at any time after the Signature Date that any subsidiary of Harmony does in fact hold any Participation Rights, Harmony hereby undertakes to procure, to the extent that it is within its power, that such subsidiary waives all such Participation Rights by signing a waiver substantially similar to the waiver attached hereto as annexure “8”.

9	INTEREST

Should any payment under or arising from this Agreement fail to be made on the due date thereof then, without prejudice to such other rights as may accrue to the payee consequent upon such failure, such overdue amounts will bear interest at the Prime Rate plus 300 (three hundred) basis points, from the due date for payment to the date of actual payment, both dates inclusive.

10	GENERAL WARRANTIES

10.1	Each of the Parties hereby warrants to and in favour of the other that –

10.1.1	it has the legal capacity and has taken all necessary corporate action required to empower and authorise it to enter into this Agreement;

10.1.2	this Agreement constitutes an agreement valid and binding on it and enforceable against it in accordance with its terms;

10.1.3	the execution of this Agreement and the performance of its obligations hereunder does not and shall not –

10.1.3.1	contravene any law or regulation to which that Party is subject;

10.1.3.2	contravene any provision of that Party’s constitutional documents; or

10.1.3.3	conflict with, or constitute a breach of any of the provisions of any other agreement, obligation, restriction or undertaking which is binding on it; and

10.1.4	to the best of its knowledge and belief, it is not aware of the existence of any fact or circumstance that may impair its ability to comply with all of its obligations in terms of this Agreement;

10.1.5	it is entering into this Agreement as principal (and not as agent or in any other capacity);

10.1.6	the natural person who signs and executes this Agreement on its behalf is validly and duly authorised to do so;

10.1.7	no other party is acting as a fiduciary for it; and

10.1.8	it is not relying upon any statement or representation by or on behalf of any other Party, except those expressly set forth in this Agreement.

10.2	Each of the representations and warranties given by the Parties in terms of clause 10.1 shall –

10.2.1	be a separate warranty and will in no way be limited or restricted by inference from the terms of any other warranty or by any other words in this Agreement;

10.2.2	continue and remain in force notwithstanding the completion of any or all the transactions contemplated in this Agreement; and

10.2.3	prima facie be deemed to be material and to be a material representation inducing the other Parties to enter into this Agreement.

11	PUBLICITY

11.1	Subject to clause 11.3, each Party undertakes to keep confidential and not to disclose to any third party, save as may be required in law (including by the rules of any recognised securities exchange, where applicable) or permitted in terms of this Agreement, the nature, content or existence of this Agreement and any and all information given by a Party to the other Parties pursuant to this Agreement.

11.2	No announcements of any nature whatsoever will be made by or on behalf of a Party relating to this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed, save for any announcement or other statement required to be made in terms of the provisions of any law or by the rules of any recognised securities exchange, in which event the Party obliged to make such statement will first consult with the other Parties in order to enable the Parties in good faith to attempt to agree the content of such announcement, which (unless agreed) must go no further than is required in terms of such law or rules. This will not apply to a Party wishing to respond to the other Party which has made an announcement of some nature in breach of this clause 11.

11.3

This clause 11 shall not apply to any disclosure made by a Party to its officers, employees, agents, professional advisors or consultants, provided that they have agreed to the same confidentiality undertakings, or to any judicial, regulatory or arbitral tribunal or officer, in connection with any matter relating to this Agreement or arising out of it.

12	BREACH

12.1	If a Party (“Defaulting Party”) commits any breach of this Agreement and fails to remedy such breach within 5 (five) business days (“Notice Period”) of written notice requiring the breach to be remedied, then the Party giving the notice (“Aggrieved Party”) will be entitled, at its option –

12.1.1	to claim immediate specific performance of any of the Defaulting Party’s obligations under this Agreement, with or without claiming damages, whether or not such obligation has fallen due for performance; or

12.1.2	subject to clause 12.2, to cancel this Agreement, with or without claiming damages, in which case written notice of the cancellation shall be given to the Defaulting Party, and the cancellation shall take effect on the giving of the notice.

12.2	No Party shall be entitled to cancel this Agreement unless the breach is a material breach. A breach will be deemed to be a material breach if –

12.2.1	it is capable of being remedied, but is not so remedied within the Notice Period;

12.2.2	it is incapable of being remedied or is not remedied within the Notice Period, and payment in money will compensate for such breach but such payment is not made within the Notice Period.

12.3	The Parties agree that any costs awarded will be recoverable on an attorney-and- own-client scale unless the Court specifically determines that such scale shall not apply, in which event the costs will be recoverable in accordance with the High Court tariff, determined on an attorney-and-client scale.

12.4	The Aggrieved Party’s remedies in terms of this clause 12 are without prejudice to any other remedies to which the Aggrieved Party may be entitled in law.

13	DISPUTE RESOLUTION

13.1	In the event of there being any dispute or difference amongst the Parties arising out of this Agreement, the said dispute or difference shall on written demand by any party to the dispute be submitted to arbitration in Johannesburg in accordance with the AFSA rules, which arbitration shall be administered by AFSA.

13.2	Should AFSA, as an institution, not be operating at that time or not be accepting requests for arbitration for any reason, then the arbitration shall be conducted in accordance with the AFSA rules for commercial arbitration (as last applied by AFSA) before an arbitrator appointed by agreement between the parties to the dispute or failing agreement within 10 (ten) business days of the demand for arbitration, then any party to the dispute shall be entitled to forthwith call upon the chairperson of the Johannesburg Bar Council to nominate the arbitrator, provided that the person so nominated shall be an advocate of not less than 15 (fifteen) years standing as such. The person so nominated shall be the duly appointed arbitrator in respect of the dispute. In the event of the attorneys of the parties to the dispute failing to agree on any matter relating to the administration of the arbitration, such matter shall be referred to and decided by the arbitrator whose decision shall be final and binding on the Parties.

13.3	Any party to the arbitration may appeal the decision of the arbitrator or arbitrators in terms of the AFSA rules for commercial arbitration.

13.4	Nothing herein contained shall be deemed to prevent or prohibit a Party from applying to the appropriate court for urgent relief or for judgment in relation to a liquidated claim.

13.5	Any arbitration in terms of this clause 13 (including any appeal proceedings) shall be conducted in camera and the Parties shall treat as confidential details of the dispute submitted to arbitration, the conduct of the arbitration proceedings and the outcome of the arbitration.

13.6	This clause 13 will continue to be binding on the Parties notwithstanding any termination or cancellation of the Agreement.

13.7	The Parties agree that the written demand by a Party in terms of clause 13.1 that the dispute or difference be submitted to arbitration, is to be deemed to be a legal process for the purpose of interrupting extinctive prescription in terms of the Prescription Act, 1969.

14	NOTICES AND DOMICILIA

14.1	The Parties select as their respective domicilia citandi et executandi the following physical addresses, and for the purposes of giving or sending any notice provided for or required under this Agreement, the said physical addresses as well as the following telefax numbers –

Name	Physical Address	Telefax
Freegold & Harmony	Block 27	(011) 834 1708
Randfontein Office Park
Cnr Main Reef Road and
Ward Avenue
Randfontein

Marked for the attention of: The Company Secretary

Name	Physical Address	Telefax
Wits Gold	12th Floor	(011) 838 3208
70 Fox Street
Johannesburg

Marked for the attention of: The Company Secretary

provided that a Party may change its domicilium or its address for the purposes of notices to any other physical address or telefax number by written notice to the other Parties to that effect. Such change of address will be effective 5 (five) business days after receipt of the notice of the change.

14.2	All notices to be given in terms of this Agreement will be given in writing and will –

14.2.1	be delivered by hand or sent by telefax;

14.2.2	if delivered by hand during business hours, be presumed to have been received on the date of delivery. Any notice delivered after business hours or on a day which is not a business day will be presumed to have been received on the following business day; and

14.2.3	if sent by telefax during business hours, be presumed to have been received on the date of successful transmission of the telefax. Any telefax sent after business hours or on a day which is not a business day will be presumed to have been received on the following business day.

14.3	Notwithstanding the above, any notice given in writing, and actually received by the Party to whom the notice is addressed, will be deemed to have been properly given and received, notwithstanding that such notice has not been given in accordance with this clause 14.

15	BENEFIT OF THE AGREEMENT

This Agreement will also be for the benefit of and be binding upon the successors in title and permitted assigns of the Parties or any of them.

16	APPLICABLE LAW AND JURISDICTION

16.1	This Agreement will in all respects be governed by and construed under the laws of the Republic of South Africa.

16.2	For the purpose of clause 13.4 or for the purpose of making the arbitration award an order of court, the Parties hereby consent and submit to the non-exclusive jurisdiction of the South Gauteng High Court, Johannesburg in any dispute arising from or in connection with this Agreement. The Parties agree that any costs awarded will be recoverable on an attorney-and-own-client scale unless the Court specifically determines that such scale shall not apply, in which event the costs will be recoverable in accordance with the High Court tariff, determined on an attorney-and-client scale.

17	GENERAL

17.1	Whole Agreement

17.1.1	This Agreement constitutes the whole of the agreement amongst the Parties relating to the matters dealt with herein and, save to the extent otherwise provided herein, no undertaking, representation, term or condition relating to the subject matter of this Agreement not incorporated in this Agreement shall be binding on any of the Parties.

17.1.2	This Agreement supersedes and replaces any and all agreements amongst the Parties (and other persons, as may be applicable) and undertakings given to or on behalf of the Parties (and other persons, as may be applicable) in relation to the subject matter hereof.

17.2	Variations to be in Writing

No addition to or variation, deletion, or agreed cancellation of all or any clauses or provisions of this Agreement will be of any force or effect unless in writing and signed by the Parties.

17.3	No indulgences

No latitude, extension of time or other indulgence which may be given or allowed by any Party to the other Parties in respect of the performance of any obligation hereunder, and no delay or forbearance in the enforcement of any right of any Party arising from this Agreement and no single or partial exercise of any right by any Party under this Agreement, shall in any circumstances be construed to be an implied consent or election by such Party or operate as a waiver or a novation of or otherwise affect any of the Party’s rights in terms of or arising from this Agreement or estop or preclude any such Party from enforcing at any time and without notice, strict and punctual compliance with each and every provision or term hereof. Failure or delay on the part of any Party in exercising any right, power or privilege under this Agreement will not constitute or be deemed to be a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

17.4	No Waiver or Suspension of Rights

No waiver, suspension or postponement by any Party of any right arising out of or in connection with this Agreement shall be of any force or effect unless in writing and signed by such Party. Any such waiver, suspension or postponement will be effective only in the specific instance and for the purpose given.

17.5	Provisions Severable

All provisions and the various clauses of this Agreement are, notwithstanding the manner in which they have been grouped together or linked grammatically, severable from each other. Any provision or clause of this Agreement which is or becomes unenforceable in any jurisdiction, whether due to voidness, invalidity, illegality, unlawfulness or for any other reason whatever, shall, in such jurisdiction only and only to the extent that it is so unenforceable, be treated as pro non scripto and the remaining provisions and clauses of this Agreement shall remain of full force and effect. The Parties declare that it is their intention that this

Agreement would be executed without such unenforceable provision if they were aware of such unenforceability at the time of execution hereof.

17.6	Continuing Effectiveness of Certain Provisions

The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

17.7	No Assignment

Neither this Agreement nor any part, share or interest herein nor any rights or obligations hereunder may be ceded, delegated or assigned by any Party without the prior written consent of the other Parties, save as otherwise provided herein.

18	COSTS

Each Party will bear and pay its own legal costs and expenses of and incidental to the negotiation, drafting, preparation and implementation of this Agreement.

19	SIGNATURE

19.1	This Agreement is signed by the Parties on the dates and at the places indicated below.

19.2	This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement as at the date of signature of the Party last in time signing one of the counterparts.

19.3	The persons signing this Agreement in a representative capacity warrant their authority to do so.

19.4	The Parties record that it is not required for this Agreement to be valid and enforceable that a Party shall initial the pages of this Agreement and/or have its signature of this Agreement verified by a witness.

SIGNED at Sandton on 3 September 2010

For and on behalf of
ARMGOLD/HARMONY FREEGOLD JOINT VENTURECOMPANY (PROPRIETARY) LIMITED

Signature
A.J. Boshoff
Name of Signatory
Executive.
Designation of Signatory

SIGNED at SANDTON on 3 SEPTEMBER 2010

For and on behalf of
WITWATERSRAND CONSOLIDATED GOLD RESOURCES LIMITED

Signature
D M URQUHART
Name of Signatory
CFO.
Designation of Signatory

SIGNED at Sandton on 3 September 2010

For and on behalf of
HARMONY GOLD MINING COMPANY LIMITED

Signature
A.J. Boshoff
Name of Signatory
Executive.
Designation of Signatory

ANNEXURE “1”

DIAGRAM DEPICTING THE EXPLORATION ASSETS

WITWATERSRAND CONSOLIDATED GOLD RESOURCES LTD
EXPLORATION ASSETS
FS 30/5/1/1/2/76 PR
WGR Prospecting Right
0
1,250
2,500
5,000
Meters
N
VIRGINIA 15
VIRGINIA 648
VAALBANKSKUIL 172
CALABRIA 630
HETTIE 582
WINTERSHOEK 128
HOOGTE 104
MOSSIE 571
STILTE 135
CHRISTIANA 452
DORA 287
TWEEPAN 676
MELLO 639
WINTERHOEK ZUID 26
LEUEVLEI 467
JUNCTIONDRIFT 217
FLORIDA 633
LE ROUX 717
BLOMSKRAAL 216
KALKOENKRANS 225
BLOEMHOEK 509
DOORN RIVIER 330
WELGELEGEN 382
WELTEVREDEN 443
KRIGERS KRAAL 706
PLECY 82
RICHELIEU 135
DOESKOP 227
PALMIETFONTEIN 229
QUAGGAFONTEIN 3
DELAPORTE 667
BOSRAND 228
EUREKA 2161
PAARDEKUIL 229
HAZOR 381
LEEUWFONTEIN 256
SIBERIASFONTEIN 605
AZEKA 1019
ZOUTFONTEIN 641
MOOIVLAKTE 199
GLEN ROSS 734
VERMEULENSKRAAL 223
VERMEULENSKRAAL NOORD 480

Annexure 1

ANNEXURE “2”

REGISTERED DESCRIPTION OF THE EXPLORATION ASSETS

Farm Name	District	Portion	Area (Ha)	Area (Ha)	Title Deed

			as per RM	Title Deed
BLOCK A
Hakkies 695	Ventersburg	9(2)	295.5035	295.5035	T2058/1968
Hakkies 695	Ventersburg	RE(2)(Kondowa)	220.2762	220.2762	T3378/2002
Hakkies 742	Ventersburg	RE(716.2973)	554.8853	716.2973	T12805/1999
Hakkies 742	Ventersburg	1(189.9755)		189.9755	T27714/2002
Hakkies 695	Ventersburg	6(5)	44.6110	44.6110	T22212/2002
Hakkies 695	Ventersburg	7(5)	44.6110	44.6110	T22212/2002
Hakkies 695	Ventersburg	RE3 (Engela)	267.6662	267.6663	T22212/2002
Hakkies 695	Ventersburg	RE5(3)	133.8332	133.8332	T22213/2002
Hakkies 695	Ventersburg	8(5)	44.6110	44.6110	T22213/2002
BLOCK B
Bloemhoek 509	Theunissen	1(Elim)	201.2850	190.5657	T5581/1997
Bloemhoek 509	Theunissen	RE	886.3079	885.2204	T3377/2002
Bloemhoek 509	Theunissen	RE(2)(Nelspark)	187.3068	187.3068	T5581/1997
Weltevreden 443	Theunissen	RE(623.7697)	1112.6303	623.7697	T14323/1997
Weltevreden 443	Theunissen	1(665.1082)		665.1082	T13510/1994
Pedamar 402	Theunissen	Farm	85.6532	85.6532	T10501/2003
Welgelegen 382	Theunissen	RE(2)(De Rust)	245.7008	245.7008	T1072/1986
Welgelegen 382	Theunissen	4(Bloekom)	491.4015	491.4015	T14610/1993
Welgelegen 382	Theunissen	RE(5)(Spoordraai)	122.8390	122.8390	T1017/1995

Welgelegen 382	Theunissen	RE(6)Euodia	327.6009	325.6503	T3377/2002
Welgelegen 382	Theunissen	7(6)(Moedersgitt) [now Ptn 24]	163.8005	242.3735	T5581/1997
Welgelegen 382	Theunissen	RE10(5)	122.8350	117.9878	T27373/2002
Welgelegen 382	Theunissen	11(5)	122.8350	121.3083	T27373/2002
Welgelegen 382	Theunissen	12(5-Optavit)	122.8350	122.8350	T13456/1990
Welgelegen 382	Theunissen	19(2)(now on 25)	85.6537	405.7477	T28639/1999
BLOCK C
Kriegerskraal 708	Ventersburg	RE	707.9175	707.9175	T23906/1998

Kriegerskraal 708	Ventersburg	1	707.9175	707.9175	T23906/1998
Palmietfontein 229	Winburg	Farm (now RE)	1761.4393	1761.4393	T624/2002
Biddulph 329	Ventersburg	Farm	598.7216	598.7216	T624/2002
De Dam 27	Ventersburg	Farm	185.0980	185.0980	T624/2002
Le Roux 717 (now 766)	Ventersburg	RE	770.8788	901.4614	T20691/2001

Wintershoek Zuid 28	Ventersburg	Farm	1109.8913	1109.8913	T3818/2002

Steenbokspruit 148	Ventersburg	Farm	328.9083	328.9083	T979/1981
Total Hectares			12055.4543

ANNEXURE “3”

DIAGRAM DEPICTING THE MILLO AREA

WITWATERSRAND CONSOLIDATED GOLD RESOURCES LTD
LOCALITY OF MILLO AREA
WGR Prospecting Right
Millo 639
0
1,250
2,500
5,000
Meters
N
VIRGINIA 15
VATALA 73
GLEN ROSS 734
HAKKIES 685
TWEEPAN 679
MILLO 639
MOOI UITZIG 312
KALKOEN-KRANS 225
BLOEMHOEK 505
DOORN RIVIER 330
PALMIETKUIL 326
WELTEVREDEN 443
WELGELEGEN 362
PLECY 82
RICHELIEU 139
NOOMLAKTE 199
JORDAANS RUST 50
LEEUWFONTEIN 256
BOSRAND 229
HAZOR 361
PAARDEKUIL 228
AZEKA 1019
EUREKA 2101
BOSCHKOP 227
PALMIETFONTEIN 229
ZOUTFONTEIN 841
QUAGGAFONTEIN 3
DELAPORTE 987
BLOMSKRAAL 216
KRIEGERS KRAAL 706
FLORIDA 632
DORA 287
CHRISTIANA 451
STILTE 136
MORIJAH 280
CALABRIA 630
NIEUWE MOED 534
VIRGINIA 446
WINTERSHOEK 128
WINTERHOEK ZUID 28
HOOGTE 104
HEITIE 582
VAALBANKSKUIL 172
MOSSIE 571
LELIEVLEI 407
JUNCTIONDRIFT 217
LE ROUX 717

Annexure 3

ANNEXURE “4”

REGISTERED DESCRIPTION OF THE MILLO AREA

Farm Name	Portion	Area (Ha)	Title Deed Number	District	Owner
Millo 639	RE	134.7239	T7618/1976	Ventersburg	Harmony Gold Mining Co

Millo 639	1	41.7660	T7294/1981	Ventersburg	Harmony Gold Mining Co
Millo 639	2	1.0606	T584/1993	Ventersburg	Transnet Ltd
Total		177.5505

ANNEXURE “5”

DIAGRAM DEPICTING THE TWEEPAN AREA

WITWATERSRAND CONSOLIDATED GOLD RESOURCES LTD
LOCALITY OF TWEEPAN AREA
N
WGR Prospecting Right
Tweepan 678
0
1,250
2,500
5,000
Meters
VIRGINIA 15
VIRGINIA 446
YATALA 73
GLEN ROSS 734
VAALBANKSKUIL 172
MORIJAH 398
CALABRIA 520
WINTERSHOEK 128
STILTE 136
CHRISTIANA 452
DORA 397
MILLO 639
KALKOEN-KRANS 225
WINTERHOEK ZUID 26
LELIEVLEI 407
FLORIDA 633
BLOEMHOEK 809
JUNCTIONDRIFT 217
DOORN RIVIER 330
LE ROUX 717
WELGELEGEN 382
PALMIETKUIL 328
WELTEVREDEN 443
KREGERS KRAAL 799
BLOMSKRAAL 216
PLECY 82
RICHELIEU 135
BOSCHKOP 227
PALMIETFONTEIN 229
MOOIVLAKTE 199
BOSRAND 226
EUREKA 2101
QUAGGAFONTEIN 3
JORDAANS RUST 59
LEEUWFONTEIN 258
HAZOR 341
PAARDE KUIL 228
DELAPORTE 647
AZEKA 1019
ZOUTFONTEIN 641
Annexure 5

ANNEXURE “6”

REGISTERED DESCRIPTION OF THE TWEEPAN AREA

Farm Name	Portion	Area (Ha)	Title Deed Number	District	Owner	SG Diagram No.
Tweepan 678	RE	42.4095	T29981/2002	Ventersburg	Bioteko Farmers CC	134/1930
Tweepan 678	1	134.4755	T7618/1976	Ventersburg	Harmony Gold Mining Co	350/1957
Tweepan 678	2	0.6655	T1904/1993	Ventersburg	Transnet Ltd	93/1992
Total		177.5505

ANNEXURE “7”

OPTION AGREEMENT

CIS/WCG/35

MEMORANDUM OF AGREEMENT- CLEAN – WCG35

CIS/ABA

30/04/2004

MEMORANDUM OF AGREEMENT

between

WITWATERSRAND CONSOLIDATED GOLD

RESOURCES (PROPRIETARY) LIMITED

and

ARMGOLD/HARMONY FREEGOLD

JOINT VENTURE COMPANY (PROPRIETARY) LIMITED

TABLE OF CONTENTS

1.	Introduction	2

2.	Definitions and Interpretation	2

3.	Cession	7

4.	Registration of Cession	7

5.	Consideration	8

6.	Completion	9

7.	Representations and Warranties	9

8.	Exploration Programme and Feasibility Study	12

9.	Option	14

10.	Termination and breach	20

11.	Miscellaneous	30

Page 1.

1.	Introduction

1.1	Freegold holds the Mineral Rights and the Information.

1.2	Wits Gold wishes to acquire the Mineral Rights and Information in return for granting Freegold the Option.

1.3	Subject to the terms and conditions of this Agreement, Freegold has agreed to cede the Mineral Rights to Wits Gold, which has agreed to grant Freegold the Option on the basis set out in this Agreement.

2.	Definitions and Interpretation

2.1	In this Agreement, including the Introduction, the following terms have the following meanings:

2.1.1	“Affiliate”	-	means with respect to any person, any party which controls, is controlled by or is under common control with such person, whether directly or indirectly;

2.1.2	“Agreement”	-	means this Agreement and any Annexes or Schedules to this Agreement;

2.1.3	“Business Day”	-	means any day other than a Saturday, Sunday or official public holiday in South Africa;

2.1.4	“Completion”	-	means completion in terms of clause 6;

2.1.5	“Completion Date”	-	means the first Business Day following either:

Page 2.

2.1.5.1.1			the date on which the registration of cession of the Mineral Rights to Wits Gold is effected; or

2.1.5.2			the date of deemed cession and delivery of the Mineral Rights in terms of clause 4.3 in which case Completion takes place on the day before the New Act comes into effect;

whichever is applicable;

2.1.6	“Completion Time”	-	means 10h00 on the Completion Date;

2.1.7	“Exploration Programme”	-	the integration of a variety of geological techniques, aimed at delineating and quantifying the presence of economic mineralization prior to the undertaking of a Feasibility Study, to be undertaken by Wits Gold in terms of clause 8;

2.1.8	“Feasibility Study”	-	means an evaluation of the geological, mining, metallurgical, marketing and construction aspects of a mineral deposit previously defined during an Exploration Programme to be conducted by Wits Gold in terms of clause 8;

Page 3.

2.1.9	“Freegold”	-	means Armgold/Harmony Freegold Joint Venture Company (Proprietary) Limited, a limited liability company with registration No. 2001/029602/07, incorporated under the laws of the Republic of South Africa;

2.1.10	“Information”	-	means all data, records, geological reports, calculations, maps, interpretations and borehole core from the area of the Mineral Rights in the possession of Freegold, as at the Signature Date or acquired thereafter;

2.1.11	“Group”	-	means, collectively, a Party and its Affiliates;

2.1.12	“Interest”	-	means, without limitation, a legal, beneficial or equitable interest;

2.1.13	“JSE”	-	means the JSE Securities Exchange, South Africa;

2.1.14	“JV”	-	the joint venture referred to in clause 9.1.2;

2.1.15	“JV Agreement”	-	the joint venture agreement referred to in clause 9.3.2;

2.1.16	“Mine or Mines”	-	means the mine or mines which may be established on the Properties in accordance with this Agreement;

Page 4.

2.1.17	“Minerals Act”	-	means the Minerals Act, No 50 of 1991;

2.1.18	“Mineral Rights”	-	means the mineral rights in respect of the Properties, as set out in Schedule A hereto, held by Freegold and any right, consent or approval into which such rights may be converted;

2.1.19	“New Act”	-	means the Mineral and Petroleum Resources Development Act, No 28 of 2002;

2.1.20	“Nominee”	-	means any one or more Affiliate/s of Freegold nominated by Freegold to assume any of the rights of Freegold hereunder or under the JV Agreement;

2.1.21	“Option”	-	means the Option granted by Wits Gold to Freegold set out in clause 9;

2.1.22	“Parties” or “Party”	-	means each of Freegold, on the one hand, and Wits Gold on the other hand;

2.1.23	“Properties”	-	means the land to which the Mineral Rights relate;

2.1.24	“Signature Date”	-	means the date of last signature of this Agreement, provided both Parties sign;

Page 5.

2.1.25	“Wits Gold”	-	means Witwatersrand Consolidated Gold Resources (Proprietary) Limited, a private limited liability company, registration no. 2002/031365/07 incorporated under the laws of the Republic of South Africa;

2.2	In this Agreement:

2.2.1	unless the context otherwise requires, words denoting the singular include the plural and vice versa, words denoting persons include corporations, partnerships and other legal persons and references to a person include its successors and permitted assigns;

2.2.2	a reference to any specified clause, Schedule or Annexure shall be construed as a reference to that specified clause, schedule or annexure of this Agreement and the Schedules and Annexures are deemed to be incorporated in this Agreement, and a reference to “this Agreement” includes a reference to the Schedules and Annexures;

2.2.3	a reference to an agreement, law, statute, decree, regulation or other legal instrument shall be construed as a reference to such agreement, law, statute, decree, regulation or other legal instrument as the same may be amended, varied, supplemented, novated, assigned or re-enacted from time to time;

2.2.4	the headings and the Table of Contents are inserted for convenience of reference only and shall not affect the interpretation of this Agreement;

2.2.5	the expression “including” shall be construed as meaning “including without limitation”, unless the context otherwise requires; and

2.2.6

if any provision in the introduction or definitions of this Agreement is a substantive provision conferring rights or imposing obligations on a Party, effect shall be given to it as if it were a substantive clause in the

Page 6.

body of this Agreement, notwithstanding that it is only contained in the introduction or definitions.

2.3	The rule of construction that the agreement shall be interpreted against the Party responsible for the drafting or preparation of the agreement, shall not apply.

3.	Cession

Freegold hereby cedes to Wits Gold, the Mineral Rights and the Information on the terms and conditions set out in this Agreement, which cession Wits Gold hereby accepts in return for the Option granted to Freegold.

4.	Registration of Cession

4.1	Notarial execution and registration of cession of the Mineral Rights to Wits Gold will be effected by Wits Gold’s Attorneys as soon as reasonably possible after the Signature Date. The Parties undertake on demand to sign all such documents and deliver all such deeds as they may respectively be called upon to sign or deliver by the said attorneys, to enable notarial execution and registration of cession of the Mineral Rights to be effected.

4.2	The costs of and incidental to the registration of cession of the Mineral Rights shall be borne and paid by Wits Gold.

4.3

In the event that the New Act commences before the registration of cession of the Mineral Rights to Wits Gold and, as a result, registration of cession of the Mineral Rights to Wits Gold is no longer legally possible, then Freegold hereby grants its consent to Wits Gold, with effect from the day immediately preceding the commencement of the New Act, to prospect for and mine the minerals which form the subject of the Mineral Rights, for Wits Gold’s own benefit and account, in terms of sections 6(l)(b) and 9(1)(b) of the Minerals Act respectively. The Parties record and agree that this consent will result in Wits Gold then being the holder of an old order right (as contemplated in Schedule II of the New Act) in respect of the Mineral Rights. The granting of the said consent will, for the purposes of this Agreement, be deemed to be the cession of the Mineral Rights by

Page 7.

Freegold to Wits Gold, and Freegold shall he deemed to have delivered the Mineral Rights on the day immediately preceding the date of commencement of the New Act. Freegold shall, to the extent reasonably possible and within its control, provide reasonable assistance and co- operation to Wits Gold, in the event that such assistance or co-operation is necessary in order for Wits Gold to obtain prospecting rights and/or mining rights pursuant to the provisions of Schedule II to the New Act, in respect of the Mineral Rights, provided that Wits Gold shall indemnify Freegold against all costs, expenses and liabilities incurred by Freegold in providing such assistance and co-operation,

4.4	Registration of cession of the Mineral Rights to Wits Gold will be subject to all the title conditions under which the Mineral Rights are held.

4.5	Risk in and benefit to the Mineral Rights shall be deemed to have passed to Wits Gold on the Completion Date.

5.	Consideration

5.1	The consideration for the cession of the Mineral Rights to Wits Gold in clause 3 shall be the grant of the Option to Freegold by Wits Gold and the payment in cash by Wits Gold to Freegold of value-added tax on the value of the Option.

5.2	The Parties agree that the value of the Option is R1 800 000,00 (ONE MILLION EIGHT HUNDRED RAND) and that the value-added tax payable in terms of clause 5.1 will accordingly be R252 000.00 (TWO HUNDRED AND FIFTY TWO THOUSAND RAND), which amount will be paid by Wits Gold to Freegold on the first Business Day after the Signature Date.

5.3

Wits Gold hereby indemnifies Freegold in relation to any capital gains tax imposed upon Freegold as a result of this sale or the granting of the Option up to a limit of R1 000 000 (ONE MILLION RAND). Wits Gold hereby undertakes to pay to Freegold an amount equal to any such capital gains tax

Page 8.

imposed on Freegold within 3 (THREE) Business Days of a written request from Freegold in respect thereof.

6.	Completion

6.1	Completion of the transactions contemplated hereby shall occur on the Completion Date at the Completion Time and if registration of cession of the Mineral Rights in terms of clause 4.1 has been effected. Completion will take place at First Floor, 4 The High Street, Melrose Arch, Melrose North at which a representative of Freegold and Wits Gold will meet, and Completion will be effected by the Wits Gold representative delivering to the Freegold representative proof of the registration of cession of the Mineral Rights to Wits Gold, unless the provisions of 4.3 are applicable, in which event Completion shall be deemed to have taken place the day before the day of commencement of the New Act.

6.2	Both Parties undertake to use their reasonable endeavours to ensure that Completion is effected as soon as reasonably possible.

7.	Representations and Warranties

7.1	Mutual representations and warranties

As at the Signature Date and the Completion Date, each Party represents to the other that:

7.1.1	it is a company duly incorporated, validly subsisting and in good standing under the laws of South Africa;

7.1.2	it has all requisite capacity, power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement and to carry out and perform all of its obligations and duties hereunder and thereunder; and

7.1.3	no proceedings are pending, and it is not aware of any basis for institution of any proceedings, for its dissolution or winding-up.

Page 9.

7.2	Freegold representations and warranties

7.2.1	Freegold warrants to Wits Gold that as at the Signature Date and the day immediately prior to the Completion Date:

7.2.1.1	Freegold is the registered holder of the Mineral Rights, subject to any registered bonds thereover;

7.2.1.2	Freegold is able to cede ownership of the Mineral Rights to Wits Gold in terms of this Agreement (subject to the provisions of 4.3) and subject to the necessary consent from bondholders being obtained;

7.2.1.3	it has not granted to any third party any consent contemplated in section 6(l)(b) or section 9(l)(b) of the Minerals Act, or otherwise or any other right to prospect or mine, in respect of the Mineral Rights.

7.2.2	Save for the warranties in clause 7.2.1, Freegold gives no other warranties or undertakings and the Mineral Rights are sold voetstoots.

7.3	Wits Gold representations and warranties

As at the Signature Date and the Completion Date, Wits Gold represents and warrants to Freegold.

7.3.1

that consistent with the objectives of the proposed Charter on broad based socio-economic empowerment contemplated in section 100 of the New Act, more than 26% (TWENTY SIX PERCENT) of the present ordinary shareholders of Wits Gold will be derived from various groupings of historically disadvantaged South Africans as defined in the said Charter. The structure as outlined in Schedule B will be formalised by means of a Shareholders Agreement that will be signed by representatives of the different groups of shareholders on or before 30 June 2004. Such shareholders agreement shall provide for a lock up of the shares in Wits Gold held by Historically Disadvantaged Persons at least until the Mineral Rights are substituted by new rights

Page 10.

under the New Act. Failure to sign such agreement before 30 June 2004 shall result in Freegold having the option to terminate this Agreement and retake possession, control, ownership of and risk in and benefit to the Mineral Rights or any rights that Wits Gold has in relation thereto under the New Act free of consideration;

7.3.2	none of the execution and delivery of this Agreement, the performance by Wits Gold of its obligations hereunder, and the representations and warranties given by Wits Gold hereunder, conflict with or will conflict with, accelerate the performance required by, result in any breach or contravention of, constitute a material default under or result in the creation of any material encumbrance, lien or charge under or pursuant to the provisions of: (i) any law applicable to Wits Gold; or (ii) the memorandum and articles of association or resolutions of the directors (or any committee thereof) or shareholders of Wits Gold which are in effect at the date hereof; or (iii) any mortgage, contract, agreement, instrument, lease or other document to which Wits Gold is bound; or (iv) any judgment or order binding Wits Gold or the property or assets of Wits Gold;

7.3.3	except as have been obtained prior to Completion, no approval, authorisation, consent or other order of, and no filing, registration or recording with, any governmental authority is required by Wits Gold in connection with the execution and delivery or with the performance by Wits Gold of its obligations in terms of this Agreement;

7.3.4	Wits Gold is in compliance with all by-laws, rules and regulations and all announcements and documents filed by or on behalf of Wits Gold were true and correct in all material respects, provided full, true and plain disclosure of all material facts relevant to Wits Gold and its respective assets and undertakings to the extent required and did not contain a material misrepresentation as at the respective dates of such filings and there has been no material change to the respective assets and undertakings of Wits Gold; and

Page 11.

7.3.5	no representation or warranty made by it in this Agreement, or any statement, schedule, certificate or other document delivered by it pursuant to or in connection with this Agreement, or in connection with any transaction contemplated hereby, whether in the form of a physical document, letter, electronic file, email or otherwise, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

7.4	Survival and acknowledgement

7.4.1	The representations and warranties set forth in this Agreement shall survive the execution and Completion of this Agreement and continue in full force and effect until the expiry of the relevant limitation periods under applicable law.

7.4.2	The Parties acknowledge that the representations and warranties made are made with the intention of persuading each other to enter into this Agreement and that the Parties have entered into this Agreement on the basis of, and in full reliance on, each of such representations and warranties.

8.	Exploration Programme and Feasibility Study

8.1	Wits Gold undertakes to conduct at Wits Gold’s sole cost, an appropriate Exploration Programme over the Properties and, if in the opinion of the Wits Gold board of directors, a Feasibility Study is justified, to conduct a Feasibility Study in a form and of such scope as would be reasonably acceptable to financiers financing the proposed establishment of a Mine or Mines on the Properties.

8.2

The Parties shall forthwith after the Signature Date form an exploration committee comprising 4 (FOUR) representatives of which 2 (TWO) each shall be appointed by Freegold and Wits Gold, in order to give effect to

Page 12.

Wits Gold’s undertaking in 8.1. The chairman of the said exploration committee shall be appointed by Wits Gold and he shall have a casting vote. The exploration committee, at its first meeting, shall set its own rules and procedures.

8.3	If the Feasibility Study indicates that it is technically and commercially viable to proceed with the establishment of the Mine or Mines, then Wits Gold shall, in accordance with its internal procedures, seek a decision from its board of directors on whether or not to proceed with the establishment of the Mine or Mines.

8.4	If the board of directors of Wits Gold decides in terms of clause 8.3 to proceed with the establishment of the Mine or Mines, Wits Gold shall notify Freegold of this decision in writing within 3 (THREE) Business Days after the decision has been made and shall simultaneously make available to Freegold all information and documentation which the board of directors of Wits Gold had at its disposal when it made the decision to proceed, including the costs incurred in conducting the Feasibility Study.

8.5	Should the board of directors of Wits Gold decide in terms of clause 8.3 not to proceed with the establishment of the Mine or Mines, but decide at any later date to do so, then Wits Gold shall notify Freegold of such decision in writing within 3 (THREE) Business Days after such decision has been made and shall simultaneously make available to Freegold all information and documentation which the board of directors of Wits Gold had at its disposal when it made the subsequent decision to proceed, including the costs incurred in conducting the Feasibility Study.

8.6	Neither Wits Gold nor any other member of the Wits Gold Group shall enter into or establish a joint venture or project in respect of, transfer, convey, assign or grant an option in respect of or grant a right to purchase or in any manner transfer or alienate or agree to transfer or alienate any portion of its Interest in, or rights to acquire an Interest in, the Mineral Rights to any third party, unless:

8.6.1	Freegold has given its prior written approval therefor, and

Page 13.

8.6.2	in the event of a cession of any of the Mineral Rights to such third party, the Mineral Rights are sold for fair market value and, upon cession of the Mineral Rights to the third party. Wits Gold pays to Freegold 50% (FIFTY PERCENT) of the proceeds of such disposal of the Mineral Rights, less three times the sum of the actual costs of the Exploration Programme and the Feasibility Study (that is, the payment to Freegold = 0.5*(proceeds from sale of Mineral Rights) - 3*(actual costs of the Exploration Programme and + actual costs of the Feasibility Study)), where the payment to Freegold shall always be zero or greater than zero.

8.7	The restrictions in 8.6 shall not prevent Wits Gold encumbering the Mineral Rights in favour of a financial institution as security for expenditure incurred or to be incurred by Wits Gold on the Properties; provided that the relevant financers shall be bound by a right of first refusal in favour of Freegold in respect of the Mineral Rights on the terms set out, mutatis mutandis, in 9.3.2.12.

9.	Option

9.1	Grant of Option

9.1.1	Should the board of directors of Wits Gold decide to proceed with the establishment of the Mine or Mines in terms of clause 8.4 or clause 8.5, Wits Gold hereby irrevocably grants to Freegold or its Nominee the sole and exclusive right to acquire, at its sole discretion, up to a 40% (FORTY PERCENT) beneficial Interest in the Mine or Mines, at the price determined in terms of clause 9.3.2.1, provided that at all times Freegold shall be freely entitled to cede and assign to an Affiliate their rights and obligations under this clause 9 on written notice to Wits Gold. For purposes of this clause 9 “the Other Participant” refers to Freegold or the Affiliate or both of them, as the case may be, from time to time.

9.1.2	Upon the exercise of the Option, the Other Participant and Wits Gold will be deemed to have concluded a joint venture in accordance with

Page 14.

the provisions of 9,3.2. The Parties shall, however, after exercise of the Option negotiate in good faith any changes to the terms set out in clause 9.3.2 with a view to maximising organisational and operational efficiencies and to incorporating tax and other related legal concerns including the implications of the New Act once effective. The Parties shall further investigate whether the JV shall be incorporated or unincorporated especially in the light of security of tenure and tax considerations. If the Parties are unable to agree on changes to the terms set out in clause 9.3.2 including the corporate structure of the JV, the provisions of clause 9.3.2 shall continue to bind the Parties.

9.2	Period of Option

The Option shall be exercisable by the Other Participant within 90 (NINETY) Business Days after receipt by the Other Participant of the decisions, information and documentation referred to in either clause 8.4 or clause 8.5. The exercise of the Option will be subject to any relevant consents or permissions being required in law whether in terms of the New Act, the Competition Act 1998 or otherwise.

9.3	Exercise of the Option

9.3.1	Any exercise of the Option shall be in writing and delivered to Wits Gold at the address provided for in clause 11.4.

9.3.2	The Parties agree that should the Other Participant exercise the Option in respect of any Mine then the Parties will be deemed to have entered into a JV Agreement in respect of such Mine in accordance with the following terms:

9.3.2.1

the Other Participant will reimburse Wits Gold in cash 40% (FORTY PERCENT) of the actual costs of the Exploration Programme and the Feasibility Study plus value added tax in consideration for a 40% (FORTY PERCENT) Interest in the JV or a pro rata sum should the Other Participant elect to

Page 15.

acquire less than 40% (FORTY PERCENT), payable within 30 (THIRTY) days after exercise of the Option;

9.3.2.2	all costs and profits related to the JV will be shared by the Other Participant and Wits Gold in proportion to their Interests in the JV from time to time. To the extent that one Party does not contribute its share of such costs, the other Party will be entitled to make such contribution, and there will be a proportionate dilution of the non-contributing Party’s Interest in the JV. Dilution will occur in accordance with a dilution formula which will be based on the sum of all costs that are reasonably, necessarily and actually incurred in effecting completion of the Exploration Programme and the Feasibility Study, and all cash calls at that time (as defined in clause 9.3.2.8.4) by the Operator and/or the JV;

9.3.2.3	Wits Gold and Freegold, at the cost of the JV, will obtain all authorisations and permits necessary for the operation of the Mine or Mines, including without limitation, all necessary mining authorisations, mining rights and the approval of appropriate environmental management programs, preferably in the names of the Parties in unincorporated joint venture reflecting their respective Interests in the JV, provided that should the JV terminate or their authorisations and permits lapse, should Wits Gold either itself or through another entity to which it is affiliated in any manner whatsoever, obtain a right to prospect or mine on the Properties, then the provisions of this clause 9 shall be deemed to apply in respect of Wits Gold’s interest in the Properties:

9.3.2.4

day-to-day JV activities will be conducted by a management committee established for this purpose (“the Management Committee”) and comprising initially of four members, each Party appointing two members thereof. The Party with the largest ownership Interest in the JV will have the right to

Page 16.

appoint a member of the Management Committee as the Chairperson of the Management Committee. Unless specifically provided otherwise, all Management Committee decisions will be made by simple majority vote with each member having one vote and, in the event of a deadlock, the Chairperson having a casting vote. Where a Party’s Interest in the JV drops to below 25% (TWENTY FIVE PERCENT) it shall only be entitled to appoint one member into the Management Committee and the Management Committee shall accordingly comprise of one less member;

9.3.2.5	the Party that holds a greater than 50% (FIFTY PERCENT) Interest in the JV or, if each Party holds a 50% (FIFTY PERCENT) Interest in the JV, then Wits Gold or its Nominee, shall be the first JV operator (“Operator”) and will be entitled to remain so (subject to its ability to terminate such appointment) unless its JV Interest is reduced below 50% (FIFTY PERCENT). The remuneration of the Operator will be payable quarterly to the Operator and will be equal to 2% (TWO PERCENT) of the revenues generated by the JV in each quarter, plus value added tax;

9.3.2.6	Wits Gold undertakes to contribute and make available to the JV –

9.3.2.6.1	the Mineral Rights;

9.3.2.6.2	any prospecting permits and/or mining authorisations in relation to the Mineral Rights, which it may hold; and

9.3.2.6.3	any Environmental Management Programmes (“EMP’s”) which it may have submitted for approval, or in respect of which it has obtained approval,

subject to the provisions of 9.3.2.3;

Page 17.

9.3.2.7	Wits Gold undertakes to contribute and make available to the JV all prospecting information, geological interpretations, data and information relating to the Mineral Rights, including all rights, permissions and requirements at Wits Gold’s disposal and reasonably required to conduct the JV operations;

9.3.2.8	the Operator shall:

9.3.2.8.1	keep all JV property in good standing and free of encumbrances, comply with laws and maintain proper books and accounts and adequate insurance;

9.3.2.8.2	prepare and submit monthly and quarterly reports to the Management Committee;

9.3.2.8.3	conduct activities according to work programmes and budgets approved by the Management Committee and otherwise in accordance with good mining practice; and

9.3.2.8.4	have the right to call for funds from the Parties, for example, by means of the provision of a loan to, or the purchase of a further Interest in, the JV (“cash call”) in advance on a quarterly basis to cover anticipated work programme expenditures (including a reasonable amount of working capital) which have been approved by the Management Committee. The Other Participant shall not be obliged to fund, but if it does not, the provisions of clause 9.3.2.2 shall apply;

9.3.2.9	all JV operations are to be conducted, all expenditures are to be incurred and all assets are to be acquired only pursuant to work programmes and budgets approved by the Management Committee;

9.3.2.10	the Operator is to submit annual work programmes and budgets for Management Committee approval at least 60 days

Page 18.

prior to the completion of previous work programmes and budgets;

9.3.2.11	notwithstanding any other provisions in the JV Agreement, the following matters will require the approval of the holders of at least 75% (SEVENTY FIVE PERCENT) of the Interests in the JV:

9.3.2.11.1	the initiation and settlement of any litigious proceedings;

9.3.2.11.2	the pledging or encumbering of JV assets;

9.3.2.11.3	the issuance or allotment of repurchase of shares, share options, warrants or debentures in any corporate vehicle established or used in connection with the JV;

9.3.2.11.4	non-arm’s length transactions between the JV and any participant therein;

9.3.2.11.5	the alteration of share capital of any corporate vehicle, any changes in dividend policies and amendments to any constituent documents of any corporate vehicle established or used in connection with the JV;

9.3.2.11.6	material deviations from any work programme and budget approved by the Management Committee; and

9.3.2.11.7	the initial capital expenditure budgets to construct the Mine, and the funding thereof;

9.3.2.11.8	approval of annual budgets and strategic and annual business plans or other similar operating plans and any modification thereof;

9.3.2.11.9	the issue or giving of any guarantees, suretyships, letters of comfort or other similar undertakings of any nature whatsoever;

Page 19.

9.3.2.11.10	the establishment or the acquisition and purchase of other businesses, either directly or indirectly by means of purchasing shares in or assets of the company to which such business may belong;

9.3.2.11.11	any disposal of the business or assets of the JV (other than, in the assets, in the ordinary course of business);

9.3.2.11.12	the appointment or dismissal of senior executives of the JV;

9.3.2.11.13	the incurring of any borrowings or debt not approved in the annual budget, which give rise to an aggregate liability in respect of all such matters in any financial year in excess of R500 000;

9.3.2.11.14	any capital expenditure or commitment not approved in the annual budget;

9.3.2.11.15	any change in the basis of accounting or accounting policies from those used during the immediately preceding financial year otherwise than in accordance with generally accepted accounting practice;

9.3.2.11.16	the purchase, sale, hiring, letting or sub-letting of any immovable property;

9.3.2.11.17	the appointment and removal of auditors, consultants or advisors to the JV; and

9.3.2.11.18	the approval of transactions and contracts outside the ordinary course of the JV’s business;

9.3.2.12

9.3.2.12.1	Except as provided in clauses 9.3.2.12.2, 9.3.2.12.3 and 9.3.2.12.4 a Party may not directly or indirectly, sell, transfer, assign or otherwise dispose of, or further grant a

Page 20.

security interest or create a right of participation in or otherwise encumber its Interest or its rights under or in respect of this Agreement or any part thereof, and no Party shall commit to do the same unless in each case approved by the other Party in writing and any attempt to do so shall be void.

9.3.2.12.2	In the event of the execution of an agreement providing for the acquisition (“the Acquisition Agreement”) by any third party (“the Acquiring Third Party”) of a Party’s (“the Disposing Participant”) Interest, the other Party (“the Remaining Participant”) shall have a right of first refusal to acquire same on the same terms and conditions as set out in the Acquisition Agreement, subject to the following terms:

(a)	the Disposing Participant shall within 5 (FIVE) Business Days after the execution of the Acquisition Agreement, provide a copy of and in writing notify the Remaining Participant of the Acquisition Agreement (“the Acquisition Notice”);

(b)	the Remaining Participant shall in writing notify its intention to exercise its right of first refusal to the Disposing Participant within 30 (THIRTY) Business Days of the Acquisition Notice;

(c)	if the Remaining Participant is prevented from acquiring the Interest of the Disposing Participant due to antitrust or other regulatory or governmental restrictions, it may, during the period provided for in clause (b) designate (by notice given to the Disposing Participant) a third party (“the Designated Third Party”) which may exercise the Remaining Participant’s right of first refusal hereunder.

Page 21.

9.3.2.12.3	In the event of a disposal of a Participant’s Interest as provided for in clause 9.3.2.12.2, the Disposing Participant is obliged to procure that and the Acquisition Agreement will not be effective until the Acquiring Third Party (or Designated Third Party) has entered into an agreement with the other Participant (which agreement shall not constitute a release of the Disposing Participant from its obligations under this Agreement) whereby such Acquiring Third Party (or Designated Third Party) agrees to assume and be bound by all obligations and liabilities of the Disposing Participant and subject to all the restrictions of which the Disposing Participant in respect of the JV is subject under this Agreement.

9.3.2.12.4	Where a Party’s Interest in the JV drops to below 10% (TEN PERCENT) the other Party shall be entitled to acquire such Interest in consideration for an amount which is equal to a corresponding percentage of the sum of all costs that are reasonably, necessarily and actually incurred in effecting completion of the Exploration Programme and the Feasibility Study, and all cash calls (as defined in clause 9.3.2.8.4) at that time by the Operator and/or the JV;

9.3.2.13	the Parties will not be entitled to encumber any Interest in the JV, with the exception of encumbrances agreed between the Parties in writing and for the purposes of financing the JV activities;

9.3.2.14	the provisions of clauses 2.2, 7, 10 and 11.2 to 11.11 inclusive shall apply, mutatis mutandis, to the JV Agreement and are hereby incorporated by reference;

9.3.2.15	unless otherwise agreed between the Parties, all the rights and obligations which accrue to and are incurred by them as

Page 22.

against third parties in pursuing the objects of the JV in accordance with the provisions of the JV Agreement, shall accrue to and be incurred by them severally in accordance with their Interests, and not jointly and severally;

9.3.2.16	nothing in the JV Agreement shall be construed as creating a partnership between the Parties, their intention being merely to co-operate with each other and to act together as the co-owners of the Mine/s;

9.3.2.17	save as may otherwise be permitted by the JV Agreement, none of the Parties shall be entitled to incur any obligations on behalf of the others or to act on behalf of the others or to act on behalf of or bind the JV or any Party;

9.3.2.18	the business of the JV shall be to prospect for, mine for and recover gold, silver, uranium and pyrite on and under the Mine and any other area decided upon by the Management Committee and incorporated within the ambit of this Agreement;

9.3.2.19	each financial year of the JV shall end on 30 June until changed by resolution of the Management Committee;

9.3.2.20

the JV shall keep full, complete and accurate books of account, records and information with respect to any of the JV’s affairs. Entries shall be made in such books of account and records of all such matters, transactions and things are usually written and entered in books of account and records kept by persons or entities engaged in businesses similar to the business of the JV. Each Party shall have the right, acting reasonably, to audit, examine, and make copies of or extracts from the books of account and records of the JV at all reasonable times during usual business hours. Such right may be exercised through any agent or employee of such Party designated by it, or by an independent chartered accountant designated by such Party.

Page 23.

Each Party shall bear all expenses incurred in any examination made for such Party’s account;

9.3.2.21	the initial auditors of the JV shall be such internationally recognised firm of chartered accountants as is selected by mutual agreement between the Parties following a tender process. All audit reports and reports to management on internal controls and procedures prepared by the auditors of the JV, shall be made available to the Management Committee and each of the Parties. The audit fee to be paid to the auditors of the JV shall be fixed from time to time by the Management Committee;

9.3.2.22	the Management Committee shall provide each Party with audited financial statements prepared in accordance with IAS together with the report of the auditors thereon, to meet the reporting requirements of the Parties;

9.3.2.23	the Management Committee and each Party shall be provided with a monthly management and financial report and such other financial and operating information as may be reasonably requested from time to time by any Party or the Management Committee. The Management Committee shall ensure that the monthly management and financial reports are compiled to reflect the results of the JV in South African Rand;

9.3.2.24

the JV shall from time to time open an account or accounts with such bank or banks as the Management Committee may determine, such accounts to be maintained in the name of the JV. All monies from time to time received by, or on account of, the JV shall be deposited forthwith preferably by electronic transfer in such JV accounts and all disbursements on account of the JV shall be drawn upon such JV account or accounts. Such persons as may from time to time be designated by resolution of the Management Committee, may draw cheques

Page 24.

in the name of the JV and may sign, endorse and accept in the name of the JV, any bills, notes, cheques, drafts or other instruments for the purpose of the business of the JV, subject to such restrictions as may from time to time be prescribed by the Management Committee;

9.3.2.25	the JV shall prepare and deliver to either Party any information packages or other information which such Party reasonably requests in connection with any domestic or foreign tax or other governmental filing to be made by such Party or any of its Affiliates, provided that such Party reimburses the JV for the incidental out of pocket costs incurred by the JV in preparing and delivering any such information packages or information (including but not limited to reasonable costs in respect of the JV’s own personnel and facilities);

9.3.2.26	having regard to the risks to which each of the Parties is exposed in the mining operations prudent and appropriate insurance policies shall be carried by the Parties on an ongoing basis in order to minimise risks as far as is reasonably possible and cost effectively;

9.3.2.27	the Operator shall on receipt of all monies paid to suppliers for production from the Mine and all monies received for the sale of by-products, deposit such monies into the bank account of the JV;

9.3.2.28	the Manager shall advise the Parties of funds held in the JV bank account that are surplus to the immediate requirements of the JV and the Mine;

9.3.2.29

the Parties will maintain the profit distribution policy whereby, subject to the making of appropriate specific reservations, the portion of annual profit to be distributed and the portion thereof to be retained, will be commensurate with the maintaining of a sound financial position of the JV provided

Page 25.

that the profits of the JV shall be distributed on a quarterly basis;

9.3.2.30	it is recorded that the Mine and the JV shall be operated for the Mine and the Parties individually and each of them shall each be liable separately to account for profit or loss from the Mine and for the payment of income tax thereon, according to their respective Interests;

9.3.2.31	if any Party is prevented or restricted directly or indirectly from carrying out all or any of its obligations under the JV Agreement from any cause beyond the reasonable control of that Party (including without limiting the generality of the aforegoing, war, civil commotion, riot, insurrection, strikes, lock-outs, fire, explosion, flood and acts of God, or by invasion of or sit-ins at the Mine, or where a Party is prevented from occupying or operating any part of the Mine by combination of workmen or interference by trades union), the Party so affected shall be relieved of its obligations hereunder during the period that such event and its consequences continue but only to the extent so prevented and shall not be liable for any delay or failure in the performance of any obligations hereunder of loss of damages either general, special or consequential which the other Party may suffer due to or resulting from such delay or failure, provided always that written notice shall within 48 (FORTY EIGHT) hours of the occurrence constituting Force Majeure be given of any such inability to perform by the affected Party and provided further that the obligation to give such notice shall be suspended to the extent necessitated by such Force Majeure;

9.3.2.32	any Party invoking Force Majeure shall use its best endeavours to terminate the circumstances giving rise to Force Majeure and upon termination of the circumstances giving rise thereto, shall forthwith give written notice thereof to the other Parties;

Page 26.

9.3.2.33	if the full and proper implementation of this Agreement is precluded by any of the events or a combination of the events contemplated in clause 9.3.2.31 for a period of more than 12 (TWELVE) consecutive months at any one time, then and in such event the Parties shall endeavour to conclude new arrangements equitable to both of them and should they fail to agree upon any such new arrangements within 90 (NINETY) days of either Party calling upon the other to do so, either Party shall be entitled to terminate the JV Agreement and the provisions of 9.3.2.34.1 shall apply.

9.3.2.34

9.3.2.34.1	In the event that the JV is liquidated at any time, the JV assets shall be distributed by the JV to the Parties on such liquidation, in accordance with the provisions set out in this clause.

9.3.2.34.2	The liquidator of the JV shall, unless otherwise agreed, be a member of the auditors of the JV at the date of liquidation or, if no such member is able or willing to act, an auditor agreed upon between the Parties, and failing such agreement, appointed by lot.

9.3.2.34.3	The liquidator shall:

(i)	demand an account from each Party of the assets of the JV and the assets of the Parties contributed to the JV in its possession as well as any profits earned by the use or utilisation of those assets since the date of liquidation of the JV;

(ii)	compile an account reflecting the assets and liabilities of the JV, including amounts owed by the JV to the Parties;

Page 27.

(iii)	collect all debts due to the JV by persons other than the Parties;

(iv)	realise the assets of the JV in whatever manner he deems fit, to the extent that he, in his sole discretion, deems necessary, to:

•	pay the creditors of the JV;

•	pay the expenses of such realisation and the liquidation;

•	settle any claims between the Parties arising from the JV; and

•	effect a distribution of the remaining assets or the proceeds thereof in accordance with the Parties’ respective Interests;

9.3.2.34.4	in the event of the proceeds of the realisation of the JV assets proving insufficient to meet the liabilities of the JV (other than any amounts due to the Parties), levy a contribution upon the Parties to contribute to that deficit in the proportion in which they bear the losses of the JV;

9.3.2.34.5	discharge all the liabilities of the JV to its creditors other than the Parties insofar as the proceeds of the realisation of the JV assets (if any), permit; and

9.3.2.34.6	compile and settle an account for the payment of claims owing by the JV to the Parties, the settlement of their claims against each other and the distribution of any assets remaining amongst the Parties in accordance with this 9.3.2.34 with due account being taken of amounts owing by either of the Parties to the JV.

Page 28.

93.2.35	it is recorded that certain of the Mineral Rights are subject to subscription rights or participation rights in favour of Southern Prospecting (Proprietary) Limited or Lydenburg Exploration Limited the details of which have been disclosed to Wits Gold, which agrees to be bound thereby. In the event of Freegold exercising the Option, the Interest of Wits Gold and Freegold in the JV shall be proportionately diluted to accommodate either or both of Southern Prospecting (Proprietary) Limited and Lydenburg Exploration Limited.

10.	Termination and breach

10.1	Should either Party commit a breach of any of the material provisions of this Agreement and fail to remedy such breach within 10 (TEN) Business Days after receiving written notice from any other Party aggrieved thereby, requiring the defaulting Party to do so, then the aggrieved Party shall be entitled, without prejudice to the aggrieved Party’s other rights in law, to cancel this Agreement or to claim specific performance of all the defaulting Party’s obligations then due, in either event, without prejudice to the aggrieved Party’s rights to claim damages.

10.2	Notwithstanding the aforegoing, the Parties agree that none of them shall have any claim for indirect loss and/or consequential loss or damages as a result of the breach by the other Party of the provisions of this Agreement and any execution of any judgment obtained by either Party against the other may be satisfied only against the assets and rights of the JV or the defaulting Party’s Interest.

10.3	The Parties agree not to invoke the right to cancel this Agreement.

Page 29.

11.	Miscellaneous

11.1	Effective date

This Agreement shall become effective on the Signature Date hereof.

11.2	Governing law

This Agreement shall be governed by and construed in accordance with the laws of South Africa.

11.3	Dispute Resolution

11.3.1	Any disputes between the Parties arising out of or in terms of or pursuant to the provisions of this Agreement will be resolved in the following manner:

11.3.1.1	matters which cannot be resolved at the Management Committee will be referred to the chief operating officers of the Parties respectively;

113.1.2	if a matter referred to the chief operating officers of the Parties respectively in terms of clause 11.3.1.1 above is not resolved between them within 14 (FOURTEEN) days after the date on which it is referred to them, the matter will be referred to the respective chairmen at that time of the Parties for resolution by them;

11.3.1.3	any dispute to which the provisions of this clause 11.3.1 apply which is not resolved in terms of clauses 11.3.1.1 and 11.3.1.2 will be referred to arbitration in accordance with the provisions of clauses 11.3.2 and 11.3.3 below.

11.3.2	Any dispute arising from or in connection with this Agreement shall be finally resolved in accordance with the Rules of the Arbitration Foundation of Southern Africa by an arbitrator or arbitrators agreed by the Parties or failing such agreement within 14 (FOURTEEN) days of the notification of the dispute appointed by the Foundation.

Page 30.

11.3.3	Save in the case of manifest error the decision of the arbitrator(s) shall be final and binding on the Parties, and may be made an order of any Court of competent jurisdiction. Each of the Parties hereby submits itself to the jurisdiction of the Witwatersrand Local Division of the High Court of south Africa should the other Party wish to make the arbitrator’s decision an order of that Court.

11.4	Notices

11.4.1	Any demand, notice or other communication to be given in connection with and as contemplated under this Agreement will be given in writing by personal delivery or by facsimile addressed to the recipient as follows:

Wits Gold:

Physical

12th Floor

SA Eagle House

70 Fox Street

Johannesburg

Telefax: (011) 834 1708

Contact: CEO

Freegold:

Physical

Block 27

Randfontein Office Park

Cnr Main Reef Road and Ward Avenue

Randfontein

Telefax: (011)411 2398

Contact: The Company Secretary

or to such other address in South Africa (not being a post office box or poste restante), facsimile number or contact person as may be designated by written notice given by either Party to the other.

11.4.2	Any demand, notice or other communication given in terms of this Agreement shall be in writing and shall –

Page 31.

11.4.2.1	if delivered by hand be conclusively deemed to have been duly received by the addressee on the date of delivery thereof; and

11.4.2.2	if transmitted by facsimile be conclusively deemed to have been received by the addressee on the day of transmittal thereof if given during the normal business hours of the recipient, and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

11.4.2.3	Notwithstanding anything to the contrary contained in this Agreement, a written notice or communication actually received by one of the Parties from the other excluding by way of electronic mail addressed to the persons described in clause 11.4.1, shall be adequate written notice or communication to such party.

11.5	Rights, remedies, and waivers

The rights and remedies of either Party (the “Non-Defaulting Party”) in relation to any misrepresentations or breach of warranty on the part of the other shall not be prejudiced by any investigation by or on behalf of the Non-Defaulting Party into the affairs of the other, by the execution or the performance of this Agreement or by any other act or thing which may be done by or on behalf of the Non-Defaulting Party in connection with this Agreement and which might, apart from this clause, prejudice such rights or remedies.

11.6	Further assurances, implementation and good faith

11.6.1	Each Party shall, at the reasonable request of the other Party, do all such acts and things reasonably necessary or desirable to give effect to the transactions effected or to be effected pursuant to this Agreement.

11.6.2	The Parties shall at all times during the continuance of this Agreement observe the principles of good faith towards one another in the

Page 32.

performance of their obligations in terms of this Agreement. This implies, without limiting the generality of the aforegoing, that they –

11.6.2.1	will at all times during the term of this Agreement act reasonably, honestly and in good faith;

11.6.2.2	will perform their obligations arising from this Agreement diligently and with reasonable care; and

11.6.2.3	will make full disclosure to each other of any matter that may affect the execution of this Agreement.

11.7	Fees

Each of the Parties shall pay their respective legal, accounting and all other costs and expenses incurred in connection with the preparation and execution of this Agreement.

11.8	Severance

If at any time any non-material provision of this Agreement is or becomes invalid or illegal in any respect, such provision shall be deemed to be severed from this Agreement but the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

11.9	Entire agreement / amendment and waiver

This Agreement and the documents referred to herein constitute the entire obligation of the Parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understandings with respect to the subject matter of this Agreement. Any amendment to, or waiver by either Party of any of the terms or conditions of, or consent given by either Party under, this Agreement (including, without limitation, this clause) shall be in writing, signed by the relevant Party and, in the case of an amendment, by both Parties.

11.10	Successors and assigns and transfer of Mineral Rights

Page 33.

11.10.1	This Agreement shall bind and inure to the benefit of the respective successors and assigns of the Parties hereto, provided that Wits Gold may not (subject to the provisions of 8.6) assign or otherwise transfer all or any part of its rights or obligations under this Agreement without the prior written consent of Freegold, which consent shall not be unreasonably withheld.

11.10.2	Subject to 9.1.1, Freegold may not assign or otherwise transfer all or any part of their rights and obligations under this Agreement without the prior written consent of Wits Gold, which consent shall not be unreasonably withheld.

11.11	Confidentiality and public announcements

11.11.1	Each Party undertakes to keep the provisions of this Agreement and any confidential information obtained from the other Party (together, the “Confidential Information”), confidential and not to disclose such Confidential Information to third parties, save that the Parties will be entitled to disclose the Confidential Information in terms of law or to their employees and advisors on the basis that it will only be disclosed to those parties who need to have knowledge of the Confidential Information in order for the Parties to carry out their rights and obligations in terms of this Agreement and prior to such disclosure, such employees and advisors have undertaken not to disclose the Confidential Information without the written consent of the Party that disclosed the Confidential Information.

11.11.2

Neither of the Parties shall, subject to clause 11.11.3, issue any press release or any other public document or make any public statement in each case relating to, connected with or arising out of the transaction which is the subject matter of this Agreement without obtaining the prior approval of the other Party to the contents thereof and the manner of its presentation and publication, provided that such approval shall not be unreasonably withheld or delayed, provided further that after a period of 3 (THREE) Business Days has elapsed

Page 34.

following the delivery of such a request, it shall be assumed that approval has been granted.

11.11.3	To the extent that a Party which is a company listed on any stock exchange is required, in order to satisfy its obligations to such stock exchange or otherwise, to give, make or publish any press release, announcement or document, such Party shall be entitled to do so provided it gives the other Party at least 3 (THREE) Business Days’ advance warning thereof together with drafts or a copy thereof.

11.11.4	The obligations in respect of confidentiality in this clause 11 shall not apply to statements required in terms of annual financial statements or announcements required by law.

11.12	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile.

Signed at Illovo on 29th April 2004.

Witnesses:

1.
for Witwatersrand Consolidated Gold Resources (Pty)Limited (duly authorised hereto)
2.

Page 35.

Signed at Johannesburg on 29th April 2004.

Witnesses:

1.
for Armgold/Harmony Freegold Joint Venture Company Limited (duly authorised hereto)
2.

Page 36.

SCHEDULE A

NAME OF MINE OR PROPERTY

Farm	Portion Description	Mineral Right Owner (and % share)	Mineral Title or Deed Number	Extent (size) ha

Welgelegen 382, Theunissen	Remaining Extent of Ptn 10(Ptn of 5)	Subject to 5% subscription rights in favour of Southern Holdings	833/2000	122.8350

Bloemhoek 509, Theunissen	Portion 1 (Elim) Remaining extent Remaining extent of Ptn 2(Nelspark)	Subject to 5% subscription rights in favour of Southern Holdings	833/2000 633/2000 833/2000	201.2850 886.3079 187.3068

Biddulph 329, Ventersburg	The Farm	Subject to 5% subscription rights in favour of Lydex	833/2000	598.7216

De Dam 27, Ventersburg	The Farm	Subject to 5% subscription rights in favour of Lydex	834/2000	185.0980
Hakkies 695, Ventersburg	Portion 6 (Ptn of Ptn 5)	Subject to 5% subscription rights in favour of Southern Holdings	833/2000	44.6110
	Portion 7 (Ptn of Ptn 5)		833/2000	44.6110
	Portion 3 (ptn of Ptn S)		833/2000	44.6110
	Portion 9 (Ptn of Ptn 2)		833/2000	295.5033
	Remaining Extent of Portion 3 (Engela)		833/2000	267.6662
	Remaining Extent of Ptn 5 (Ptn of Ptn 3)		833/2000	133.8332
	Remaining Extent of Ptn 2 (Kondowa)		83372000	220.2762

SCHEDULE A

NAME OF MINE OR PROPERTY

Farm	Portion Description	Mineral Right Owner (and % share)	Mineral Title or Deed Number	Extent (size) ha

Hakkies 742, Ventersburg	Mineral Area 1	Subject to 5% subscription rights in favour of Southern Holdings	833/2000	554.8858

Kriegerskraal 708, Ventersburg	Portion 1 Remaining Extent	Subject to 5% subscription rights In favour of Lydex	834/2000 834/2000	707.9175 707.9175

Le Roux 717, Ventersburg	Remaining Extent		834/2000	770.8788

Palmietfontein 229, Winburg	The Farm	Subject to 5% subscription rights in favour of Lydex	834/2000	1761.4393

Pedamar 402. Theunissen	The Farm	Subject to 5% subscription rights in favour of Southern Holdings and 5% subscription rights in Favour of Lydex	833/2000	85.6532

Steenbokspruit 148, Ventersburg	The Farm		834/2000	328.9083

Welgelagen 382, Theunissen	Portion 7 (Moedersgift)(a Ptn of Ptn 6)	Subject to 5% subscription rights in favour of Lydex	833/2000	163.8005

	Mineral Area 2(a Ptn of Mineral Area 1) on Portion 19	Subject to 5% subscription rights in favour of Lydex	833/2000	65.5537

	Remaining Extent of Ptn 2(De Rust)	Subject to 5% subscription rights in favour of Lydex	833/2000	245.7008

	Portion 11 (a Ptn of Ptn 5)	Subject to 5% subscription rights in favour of Southern Holdings	833/2000	122.8350

	Portion 12 (Optavit)(a Ptn of Ptn 5)	Subject to 5% subscription rights in favour of Southern Holdings	833/2000	122.8350

	Portion A (Bloekom)	Subject to 5% subscription rights in favour of Southern Holdings	833/2000	491.4015

	Remaining Extent of Ptn 5(Spoordraal)	Subject to 5% subscription rights in favour of Southern Holdings	833/2000	122.8350

SCHEDULE A

NAME OF MINE OR PROPERTY

Farm	Portion Description	Mineral Right Owner (and % share)	Mineral Title or Deed Number	Extent (size) ha

Winterftoek Zuid 28, Ventersburg	The Farm		833/2000	1109.8913

Weltevreden 443, Theunissen	Remaining Extent of Mineral Area 1	Subject to 5% subscription rights in favour of Southern Holdings	833/2000	1112.6303

MINERALS - ALL MINERALS WITH CERTAIN EXCEPTIONS

Welgelegen 382, Theunissen	Remaining extent of Ptn 6(Euodla)	Excludes precious stones - subject to 7.5% participation in favour of Duiker Exploration. Southern Holdings has 7.5% subscription rights in Anglogold’s remaining 92.5% interest	833/2000	327.6009

Welgelegen 382	Portion of Portion 18 Portion 21 Portion 26 Remaining Extent	Anglogold has a 27.5% participation right in respect of these minerals and Southern Holdings has a 7,5 subscription right in respect of Anglogold’s interest.		0.8071 10.8396 2.9979 153.8077

SCHEDULE B

Witwatersrand Consolidated Gold Resources - Shareholding Structure

ANNEXURE “8”

WAIVER

We, the undersigned,

[—]

(registration number [—])

(a limited liability public company duly incorporated in the Republic of South Africa (“Company”), herein represented by                      in his capacity as Director of the Company:

1	waive and abandon all and any forms of economic and financial participation in the form of participation rights, subscription rights, net vendor consideration rights or royalty rights which have accrued to the Company over the area covered by the Exploration Assets, Merriespruit South Area, Millo Area and Tweepan Area (all of which are defined in 2 below);

2	confirm that for purposes of 1 above:

2.1	“Exploration Assets” means the prospecting right held by Witwatersrand Consolidated Gold Resources Limited in and to a certain prospecting area, details of which are attached hereto as Annexure “1”;

2.2	“the Merriespruit South Area” means the area hatched in red on the diagram annexed hereto marked Annexure “2” and having the coordinates ABCDEFGHJKLM, but specifically excluding any area within 100 (one hundred) metres of any public road, railway, cemetery or residential or public area –;

2.3	“the Millo Area” means that area hatched in [—] on the diagram annexed hereto marked Annexure “3”; and

2.4	“the Tweepan Area” means that area hatched in [—] on the diagram annexed hereto marked Annexure “4”;

3	confirm that we shall sign whatever documentation is reasonably required of us to give effect to the waiver and abandonment referred to in 1 above; and

4	confirm that the waiver and abandonment referred to in 1 above shall take effect on the date of discharge in full of the consideration payable in terms of the Option Cancellation Agreement entered into amongst Armgold/Harmony Freegold Joint Venture (Proprietary) Limited, Witwatersrand Consolidated Gold Resources Limited and Harmony Gold Mining Company Limited on [—] 2010 to which a draft of this waiver is Annexure “8”.

THUS DONE AND SIGNED AT                      ON THIS      DAY OF              2010.

Director

(who warrants his authority hereto)